SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                  CURRENT REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): July 20, 1999
                        Commission File Number: 0-25386


                               FX ENERGY, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0504461
      ------------------------------             ------------------
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)             Identification No.)



           3006 HIGHLAND DRIVE
                SUITE 206
           SALT LAKE CITY, UTAH                       84106
      ------------------------------             ------------------
     (Address of Principal Executive Offices)     (Zip Code)

              Registrant's Telephone Number, including Area Code:
                               (801) 486-5555




                                    N/A
              ----------------------------------------------------
     (Former name, former address, and formal fiscal year, if changed since last report)

                             ITEM 5.  OTHER EVENTS


FX ENERGY, Inc., announced on July 20, 1999, that two new exploratory wells had commenced drilling in the Company's Lublin Project Area in southeastern Poland. The Witkow #1 well is operated by Apache Corp. and will test a Devonian reef formation at an approximate depth of 2,600 meters. FX Energy owns a 42.5% working interest in the Witkow #1 well. The second well, Siedliska #2, is operated by the Polish Oil and Gas Company (POGC) and will test a Cambrian formation at a depth of approximately 3,000 meters. FX Energy owns a 33.33% working interest in the Siedliska #1 well. Apache is carrying FX Energy's cost of drilling both wells.

FX Energy has also elected to participate in a third well currently being drilled by POGC in the Carpathian region of southern Poland. FX Energy will pay its proportionate cost in this well, the Andrychow #6, to earn a 5% working interest.

Testing and appraisal of the potential for commercial production from shut-in gas wells in the Lachowice area of the Carpathian Project Area that began in June of this year is continuing. The Company expects that it will take several months before definitive results from this program are available.

FX Energy and its partners are exploring and evaluating approximately 15.8 million acres in Poland - the equivalent of about twenty percent of this central European country. Beginning now and continuing over the next twenty months FX Energy plans to participate in drilling or reentering at least 11 wells. In addition, FX is pursuing low risk production enhancement/ development projects to complement its ongoing long-term exploration program in Poland.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  July 21, 1999                  FX ENERGY, INC.


                                       By: /s/ Scott J. Duncan, Vice President